UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 18, 2015

South Dakota Soybean Processors, LLC
(Exact name of registrant as specified in its charter)

South Dakota	000-50253	46-0462968
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Caspian Ave. PO Box 500 Volga, South Dakota		57071
(Address of principal executive offices)		(Zip Code)

(605) 627-9240
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 18, 2015, South Dakota Soybean Processors, LLC (the "Company") entered into a new employment agreement with its Chief Executive Officer, Thomas Kersting. The agreement provides for a continued 36-month rolling term until Mr. Kersting reaches the age of 62, at which time it will convert to a fixed three-year term ending on his 65th birthday. If Mr. Kersting is terminated without cause, he is entitled to receive: (i) the base salary for the greater of: (A) the remaining term of this agreement (up to a maximum of 36 months) or (B) 52 weeks from the date of termination, (ii) any other amounts earned, accrued or owed to Mr. Kersting under this agreement but not yet paid; and (iii) any other benefits payable to Mr. Kersting under any benefit plan or program of the Company. Mr. Kersting is also subject to a non-competition provision during the term of this agreement and for a period of two years following his termination for any reason. All other material items and conditions in Mr. Kersting's previous employment agreement remain the same.
The employment agreement is attach in this report as Exhibit 10.1.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits. The following exhibits are filed with this report:
10.1    Employment Agreement dated August 18, 2015.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

Dated: August 21, 2015	/s/ Thomas Kersting
Thomas Kersting, Chief Executive Officer